Exhibit 99.1
September 26, 2023

UNITED NATURAL FOODS, INC. REPORTS FOURTH QUARTER AND FULL YEAR FISCAL 2023 RESULTS
Providence, Rhode Island - September 26, 2023 -- United Natural Foods, Inc. (NYSE: UNFI) (the “Company” or “UNFI”) today reported financial results for the fourth quarter (13 weeks) and fiscal year (52 weeks) ended July 29, 2023.

Fourth Quarter Fiscal 2023 Performance
•Net sales increased 2.0% to $7.4 billion
•Net loss of $68 million; Loss per diluted share (EPS) of $(1.15)
•Adjusted EBITDA decreased 56.3% to $93 million
•Adjusted EPS decreased to $(0.25)

Recent Financial and Operational Summary
•Fiscal 2023 sales in-line with most recent outlook; adjusted EBITDA and adjusted EPS at high-end of most recent outlook
•Year-end net debt reduced to a new post-Supervalu low of $1.95 billion; decline of $1.40 billion since 2018 close
•Actioned nearly $100 million of cost savings from previously disclosed near-term value creation initiatives
•Progressing on key transformation initiatives
◦Optimizing and automating supply chain; broke ground on Sarasota distribution center
◦Accelerating and expanding transformation initiative, including the addition of three new board members
◦Conducting board-led finance review to drive shareholder value creation

“Our fourth quarter concluded a challenging year in which we continued to emphasize serving customers and suppliers, and we also worked diligently to improve operating effectiveness, efficiency and our technological capabilities. While we grew sales across all of our customer channels, profitability declined primarily due to a decrease in inflation driven procurement gains and elevated shrink. We expect further headwinds as we continue to cycle elevated inflationary benefits during the first half of fiscal 2024,” said Sandy Douglas, UNFI Chief Executive Officer.

“As we look to the new fiscal year, we’re focused on addressing near-term profitability while creating a structurally more efficient technology-enabled food retail services company that can better serve our customers and capitalize on the significant growth opportunities we see ahead. To that end, we’ve already captured nearly $100 million of near-term value creation initiatives, and we now expect to drive full year operating margin benefits in fiscal 2024 of nearly $150 million from these actions. We’re continuing to invest in our supply chain and technology infrastructure to improve our cost structure and enhance the customer and supplier experience. We’re confident that combining our industry leading position with a more dynamic and nimble UNFI under the guidance of our newly refreshed board puts us on a strong path to drive meaningful and sustainable long-term shareholder value creation.”

	Fourth Quarter Ended			Fiscal Year Ended
($ in millions, except for per share data)	July 29, 2023	July 30, 2022	Percent Change	July 29, 2023	July 30, 2022	Percent Change
Net sales	$7,417	$7,273	2.0%	$30,272	$28,928	4.6%
Chains	$3,141	$3,126	0.5%	$12,816	$12,562	2.0%
Independent retailers	$1,897	$1,872	1.3%	$7,699	$7,360	4.6%
Supernatural	$1,555	$1,420	9.5%	$6,374	$5,719	11.5%
Retail	$609	$621	(1.9)%	$2,480	$2,468	0.5%
Other	$593	$616	(3.7)%	$2,477	$2,402	3.1%
Eliminations	$(378)	$(382)	(1.0)%	$(1,574)	$(1,583)	(0.6)%
Net (loss) income	$(68)	$39	(274.4)%	$24	$248	(90.3)%
Adjusted EBITDA(1)	$93	$213	(56.3)%	$640	$829	(22.8)%
(Loss) earnings per diluted share (EPS)	$(1.15)	$0.63	(282.5)%	$0.40	$4.07	(90.2)%
Adjusted (loss) earnings per diluted share (Adjusted EPS)(1)	$(0.25)	$1.27	(119.7)%	$2.23	$4.83	(53.8)%
(1)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.

Fourth Quarter Fiscal 2023 Summary

Net sales increased 2.0% in the fourth quarter of fiscal 2023 compared to the same period last year, primarily driven by inflation and new business. This new business resulted from selling new or expanded categories to existing customers and adding new customers from our robust pipeline. These increases were partially offset by a decrease in total units sold. While unit volumes continued to decline, there was 100 basis points of sequential improvement from levels in the third quarter of fiscal 2023.

Gross profit in the fourth quarter of fiscal 2023 was $1.0 billion, a decrease of $87 million, or 8.3%, compared to the fourth quarter of fiscal 2022. Excluding the non-cash LIFO charge in both periods, gross profit decreased $107 million, or 9.6%. The gross profit rate in the fourth quarter of fiscal 2023 was 13.0% of net sales, including a $36 million LIFO charge, compared to 14.5% of net sales with a $56 million LIFO charge in the fourth quarter of fiscal 2022. Excluding this non-cash charge, gross profit rate was 13.5% of net sales compared to a gross profit rate of 15.2% of net sales in the fourth quarter of fiscal 2022. The decrease in gross profit rate, excluding the LIFO charge, was primarily driven by lower levels of procurement gains, reduced benefits from inflation and higher levels of shrink.

Operating expenses in the fourth quarter of fiscal 2023 were $1,004 million, or 13.5% of net sales, compared to $980 million, or 13.5% of net sales, in the fourth quarter of fiscal 2022. Operating expenses in the fourth quarter of fiscal 2023 benefited from lower transportation and distribution center labor costs due to a decrease in volume, and lower incentive compensation expense driven by underperformance compared to targets, offset by investments in our transformation initiatives which led to higher costs in this year’s fourth quarter, and higher occupancy-related costs. Operating expenses in the fourth quarter of fiscal 2022 included approximately $14 million in higher incentive compensation expense compared to the fourth quarter of fiscal 2023.

Interest expense, net for the fourth quarter of fiscal 2023 was $35 million, compared to $34 million for the fourth quarter of fiscal 2022. The increase in interest expense, net was primarily driven by higher interest rates, partially offset by lower outstanding debt balances.

Effective tax rate for the fourth quarter of fiscal 2023 was a benefit of 35.0% of a pre-tax loss compared to an expense of 6.8% of pre-tax income for the fourth quarter of fiscal 2022. The effective tax rate for the fourth quarter of fiscal 2023 included benefits from a favorable state audit settlement and the reduction in pre-tax income during the fourth quarter of fiscal 2023. The effective tax rate for the fourth quarter of fiscal 2022 was reduced by discrete tax benefits related to employee stock awards.

Net loss for the fourth quarter of fiscal 2023 was $68 million. Net income for the fourth quarter of fiscal 2022 was $39 million.

Net loss per diluted share (EPS) was $(1.15) for the fourth quarter of fiscal 2023 compared to net income per diluted share of $0.63 for the fourth quarter of fiscal 2022. Adjusted EPS was $(0.25) for the fourth quarter of fiscal 2023, compared to adjusted EPS of $1.27 in the fourth quarter of fiscal 2022.

Adjusted EBITDA for the fourth quarter of fiscal 2023 was $93 million, compared to $213 million for the fourth quarter of fiscal 2022.

Capital Allocation and Financing Overview
•Free Cash Flow – During the fourth quarter of 2023, free cash flow was $117 million, compared to $269 million in last year’s fourth quarter. This quarter’s results reflect net cash provided by operating activities of $222 million less payments for capital expenditures of $105 million.
•Leverage – Total outstanding debt, net of cash, ended the quarter at $1.95 billion, reflecting a decrease of $166 million during fiscal 2023. The net debt to adjusted EBITDA leverage ratio was 3.0x as of July 29, 2023.
•Liquidity – As of July 29, 2023, total liquidity was approximately $1.52 billion, consisting of approximately $37 million in cash, plus the unused capacity of approximately $1.48 billion under the Company’s asset-based lending facility.
•Repurchase program – During the fourth quarter of 2023, the Company repurchased approximately 791,000 shares at an average price of $26.49 for an aggregate cost of approximately $21 million.

Fiscal 2024 Outlook (1)

The Company is providing the following outlook for fiscal 2024, a 53-week year. This outlook reflects lower levels of anticipated procurement gains, driven by moderating levels of inflation, as well as the restoration of performance-based incentive cash compensation in fiscal 2024.

Fiscal Year Ending August 3, 2024 (53 weeks)
Net sales ($ in billions)	$30.9 - $31.5
Net loss ($ in millions)	$(110) - $(36)
EPS (2)	$(1.86) - $(0.60)
Adjusted EPS (2)(3)(4)	$(0.88) - $0.38
Adjusted EBITDA (4) ($ in millions)	$450 - $550
Capital Expenditures (5) ($ in millions)	~ $400
(1)The outlook provided above is for fiscal 2024 only. This outlook is forward-looking, is based on management's current estimates and expectations and is subject to a number of risks, including many that are outside of management's control. See cautionary Safe Harbor Statement below. The 53rd week is expected to add approximately $600 million to Net sales and $9 million to Adjusted EBITDA in the ranges provided.
(2)(Loss) earnings per share amounts as presented include rounding.
(3)The Company uses an adjusted effective tax rate in calculating Adjusted EPS. The adjusted effective tax rate is calculated based on adjusted net (loss) income before tax. It also excludes the potential impact of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate provides better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the underlying ongoing operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(4)Please refer to the tables in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP.
(5)The increase compared to fiscal 2023 is primarily driven by investments in the Company’s transformation program.

Conference Call and Webcast
The Company’s fourth quarter and full year fiscal 2023 conference call and audio webcast will be held today, Tuesday, September 26, 2023 at 8:30 a.m. ET. A webcast of the conference call (and supplemental materials) will be available to the public, on a listen only basis, via the internet at the Investors section of the Company’s website www.unfi.com. The call can also be accessed at (888) 660 - 6768 (conference ID 1099581). An online archive of the webcast (and supplemental materials) will be available for 120 days.

About United Natural Foods

UNFI is North America’s premier grocery wholesaler delivering the widest variety of fresh, branded, and owned brand products to more than 30,000 locations throughout North America, including natural product superstores, independent retailers, conventional supermarket chains, eCommerce providers, and foodservice customers. UNFI also provides a broad range of value-added services and segmented marketing expertise, including proprietary technology, data, market insights, and shelf management to help customers and suppliers build their businesses and brands. As the largest full-service grocery partner in North America, UNFI is committed to building a food system that is better for all and is uniquely positioned to deliver great food, more choices, and fresh thinking to customers. To learn more about how UNFI is Fueling the Future of Food, visit www.unfi.com.

INVESTOR CONTACTS:
Steve Bloomquist
Vice President, Investor Relations
952-828-4144 sbloomquist@unfi.com

Kristyn Farahmand
Senior Vice President, Investor Relations and Transformation Finance
401-213-2160 kristyn.farahmand@unfi.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K for the year ended July 30, 2022 filed with the Securities and Exchange Commission (the “SEC”) on September 27, 2022 and other filings the Company makes with the SEC, and include, but are not limited to, our dependence on principal customers; the relatively low margins of our business, which are sensitive to inflationary and deflationary pressures and intense competition, including as a result of the continuing consolidation of retailers and the growth of consumer choices for grocery and consumable purchases; our ability to realize the anticipated benefits of our transformation initiatives; changes in relationships with our suppliers; our ability to operate, and rely on third parties to operate, reliable and secure technology systems; labor and other workforce shortages and challenges; the addition or loss of significant customers or material changes to our relationships with these customers; our ability to realize anticipated benefits of our acquisitions; our ability to continue to grow sales, including of our higher margin natural and organic foods and non-food products, and to manage that growth; our ability to maintain sufficient volume in our wholesale segment to support our operating infrastructure; the impact and duration of any pandemics or disease outbreaks; our ability to access additional capital; increases in healthcare, pension and other costs under our and multiemployer benefit plans; the potential for additional asset impairment charges; our sensitivity to general economic conditions including inflation, changes in disposable income levels and consumer purchasing habits; our ability to timely and successfully deploy our warehouse management system throughout our distribution centers and our transportation management system across the Company and to achieve efficiencies and cost savings from these efforts; the potential for disruptions in our supply chain or our distribution capabilities from circumstances beyond our control, including due to lack of long-term contracts, severe weather, labor shortages or work stoppages or otherwise; moderated supplier promotional activity, including decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; our ability to maintain food quality and safety; and volatility in fuel costs. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any estimates of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These estimates are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced estimates, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release the non-GAAP financial measures Adjusted EBITDA, adjusted earnings per diluted common share (“Adjusted EPS”), adjusted effective tax rate, free cash flow and net debt to Adjusted EBITDA leverage ratio. Adjusted EPS is a consolidated measure, which the Company reconciles by adding Net income attributable to UNFI plus the LIFO charge or benefit, Goodwill impairment benefits and charges, Restructuring, acquisition, and integration related expenses, gains and losses on sales of assets, certain legal charges and gains, surplus property depreciation and interest expense, losses on debt extinguishment, the impact of diluted shares when GAAP earnings is presented as a loss and non-GAAP earnings represent income, and the tax impact of adjustments and the adjusted effective tax rate, which tax impact is calculated using the adjusted effective tax rate, and certain other non-cash charges or items, as determined by management. The non-GAAP adjusted effective tax rate excludes the potential impact of changes to various uncertain tax positions and valuation allowances, as well as tax impacts related to the vesting of share-based compensation awards. The non-GAAP Adjusted EBITDA measure is a consolidated measure inclusive of continuing and discontinued operations results, which the Company reconciles by adding Net income (loss) from continuing operations, less Net income attributable to noncontrolling interests, plus Non-operating income and expenses, including Net periodic benefit income, excluding service cost, Interest expense, net and Other (income) expense, net, plus Provision (benefit) for income taxes and Depreciation and amortization all calculated in accordance with GAAP, plus adjustments for Share-based compensation, non-cash LIFO charge or benefit, Restructuring, acquisition and integration related expenses, Goodwill impairment charges, Loss (gain) on sale of assets and other asset charges, certain legal charges and gains, certain other non-cash charges or other items, as determined by management, plus Adjusted EBITDA of discontinued operations calculated in a manner consistent with the results of continuing operations, outlined above. The changes to the definition of Adjusted EBITDA from prior periods reflect changes to line item references in our Consolidated Financial Statements, which do not impact the calculation of Adjusted EBITDA. The non-GAAP free cash flow measure is defined as net cash provided by operating activities less payments for capital expenditures. The non-GAAP net debt to Adjusted EBITDA leverage ratio is defined as the total carrying value of the Company’s outstanding short- and long-term debt and finance lease liabilities less net cash and cash equivalents, the sum of which is divided by the trailing four quarters Adjusted EBITDA.

The reconciliation of these non-GAAP financial measures to their comparable GAAP financial measures and the calculation of net debt to Adjusted EBITDA leverage are presented in the tables appearing below. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting the non-GAAP financial measures Adjusted EBITDA and Adjusted EPS aids in making period-to-period comparisons, assessing the performance of our business and understanding the underlying operating performance and core business trends by excluding certain adjustments not expected to recur in the normal course of business or that are not meaningful indicators of actual and estimated operating performance. The inclusion of free cash flow assists investors in understanding the cash generating ability of the Company separate from cash generated by the sale of assets. Net debt to Adjusted EBITDA leverage ratio is a commonly used metric that assists investors in understanding and evaluating the Company’s capital structure and changes to its capital structure over time. The Company currently expects to continue to exclude the items listed above from non-GAAP financial measures. Management utilizes and plans to utilize these non-GAAP financial measures to compare the Company’s operating performance during the 2024 fiscal year to the comparable periods in the 2023 fiscal year and to internally prepared projections. These non-GAAP financial measures may differ from similarly titled measures of other companies.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except for per share data)

	Fourth Quarter Ended		Fiscal Year Ended
	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Net sales	$7,417	$7,273	$30,272	$28,928
Cost of sales	6,451	6,220	26,141	24,746
Gross profit	966	1,053	4,131	4,182
Operating expenses	1,004	980	3,973	3,825
Restructuring, acquisition and integration related expenses	7	5	8	21
Loss (gain) on sale of assets and other asset charges	30	—	30	(87)
Operating (loss) income	(75)	68	120	423
Net periodic benefit income, excluding service cost	(7)	(10)	(29)	(40)
Interest expense, net	35	34	144	155
Other income, net	—	—	(2)	(2)
(Loss) income before income taxes	(103)	44	7	310
(Benefit) provision for income taxes	(36)	3	(23)	56
Net (loss) income including noncontrolling interests	(67)	41	30	254
Less net income attributable to noncontrolling interests	(1)	(2)	(6)	(6)
Net (loss) income attributable to United Natural Foods, Inc.	$(68)	$39	$24	$248

Basic (loss) earnings per share	$(1.15)	$0.66	$0.41	$4.28
Diluted (loss) earnings per share	$(1.15)	$0.63	$0.40	$4.07

Weighted average shares outstanding:
Basic	58.6	58.5	59.2	58.0
Diluted	58.6	61.1	60.7	61.0

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except for par values)

	July 29, 2023	July 30, 2022
ASSETS
Cash and cash equivalents	$37	$44
Accounts receivable, net	889	1,214
Inventories, net	2,292	2,355
Prepaid expenses and other current assets	245	184
Total current assets	3,463	3,797
Property and equipment, net	1,767	1,690
Operating lease assets	1,228	1,176
Goodwill	20	20
Intangible assets, net	722	819
Deferred income taxes	32	—
Other long-term assets	162	126
Total assets	$7,394	$7,628
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$1,781	$1,742
Accrued expenses and other current liabilities	283	260
Accrued compensation and benefits	143	232
Current portion of operating lease liabilities	180	156
Current portion of long-term debt and finance lease liabilities	18	27
Total current liabilities	2,405	2,417
Long-term debt	1,956	2,109
Long-term operating lease liabilities	1,099	1,067
Long-term finance lease liabilities	12	23
Pension and other postretirement benefit obligations	16	18
Deferred income taxes	—	8
Other long-term liabilities	162	194
Total liabilities	5,650	5,836
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5.0 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100.0 shares; 61.0 shares issued and 58.5 shares outstanding at July 29, 2023; 58.9 shares issued and 58.3 shares outstanding at July 30, 2022	1	1
Additional paid-in capital	606	608
Treasury stock at cost	(86)	(24)
Accumulated other comprehensive loss	(28)	(20)
Retained earnings	1,250	1,226
Total United Natural Foods, Inc. stockholders’ equity	1,743	1,791
Noncontrolling interests	1	1
Total stockholders’ equity	1,744	1,792
Total liabilities and stockholders’ equity	$7,394	$7,628

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Fiscal Year Ended
(in millions)	July 29, 2023	July 30, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including noncontrolling interests	$30	$254
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	304	285
Share-based compensation	38	44
Gain on sale of property and equipment	(9)	(87)
Closed property and other restructuring charges	—	2
Intangible asset impairment charges	25	—
Net pension and other postretirement benefit income	(29)	(40)
Deferred income tax (benefit) expense	(36)	55
LIFO charge	119	158
(Recoveries) provisions for losses on receivables	(1)	2
Non-cash interest expense and other adjustments	13	24
Changes in operating assets and liabilities, net of acquired businesses
Accounts and notes receivable	327	(108)
Inventories	(57)	(264)
Prepaid expenses and other assets	(108)	(155)
Accounts payable	53	86
Accrued expenses and other liabilities	(45)	75
Net cash provided by operating activities	624	331
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for capital expenditures	(323)	(251)
Proceeds from dispositions of assets	16	230
Payments for investments	(32)	(28)
Net cash used in investing activities	(339)	(49)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under revolving credit line	2,976	4,425
Repayments of borrowings under revolving credit line	(3,004)	(4,287)
Repayments of long-term debt and finance leases	(154)	(376)
Repurchases of common stock	(62)	—
Proceeds from the issuance of common stock and exercise of stock options	—	8
Payments of employee restricted stock tax withholdings	(40)	(41)
Payments for debt issuance costs	—	(6)
Distributions to noncontrolling interests	(6)	(4)
Repayments of other loans	(2)	—
Other	—	2
Net cash used in financing activities	(292)	(279)
EFFECT OF EXCHANGE RATE ON CASH	—	—
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(7)	3
Cash and cash equivalents, at beginning of period	44	41
Cash and cash equivalents, at end of period	$37	$44
Supplemental disclosures of cash flow information:
Cash paid for interest	$133	$134
Cash (refunds) payments for federal, state and foreign income taxes, net	$(5)	$5
Additions of property and equipment included in Accounts payable	$32	$45

SUPPLEMENTAL NON-GAAP FINANCIAL INFORMATION
UNITED NATURAL FOODS, INC.

Reconciliation of Net (loss) income including noncontrolling interests to Adjusted EBITDA (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
(in millions)	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Net (loss) income including noncontrolling interests	$(67)	$41	$30	$254
Adjustments to net (loss) income including noncontrolling interests:
Less net income attributable to noncontrolling interests	(1)	(2)	(6)	(6)
Net periodic benefit income, excluding service cost	(7)	(10)	(29)	(40)
Interest expense, net	35	34	144	155
Other income, net	—	—	(2)	(2)
(Benefit) provision for income taxes	(36)	3	(23)	56
Depreciation and amortization	80	75	304	285
Share-based compensation	5	10	38	43
LIFO charge	36	56	119	158
Restructuring, acquisition and integration related expenses(1)	7	5	8	21
Loss (gain) on sale of assets and other asset charges(2)	30	—	30	(87)
Multiemployer pension plan withdrawal charges (benefit)(3)	1	—	1	(8)
Other retail expense(4)	1	1	1	—
Business transformation costs(5)	9	—	25	—
Adjusted EBITDA	$93	$213	$640	$829

(1)Fiscal 2023 primarily reflects severance costs. Fiscal 2022 primarily reflects costs associated with advisory and transformational activities to position our business for further value-creation related to integration.
(2)Fiscal 2023 includes a $25 million intangible asset impairment charge attributable to a rationalization of our brands portfolio in an effort to focus on our core private brand offerings. Fiscal 2022 primarily reflects the gain on sale of our Riverside, California distribution center in the third quarter of fiscal 2022.
(3)Reflects adjustments to multiemployer pension plan withdrawal charge estimates.
(4)Fiscal 2023 reflects store closure charges and costs, operational wind-down and inventory charges. Fiscal 2022 reflects expenses associated with event-specific damages to certain retail stores.
(5)Reflects third-party costs primarily for business transformation initiatives, including network automation and optimization, commercial value creation, digital offering enhancement and infrastructure unification and modernization.

Reconciliation of Net (loss) income attributable to United Natural Foods, Inc. to Adjusted net (loss) income and Adjusted EPS (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
(in millions, except per share amounts)	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Net (loss) income attributable to United Natural Foods, Inc.	$(68)	$39	$24	$248
Restructuring, acquisition, and integration related expenses(1)	7	5	8	21
Loss (gain) on sale of assets and other asset charges other than losses on sales of receivables(2)	25	—	16	(87)
LIFO charge	36	56	119	158
Surplus property depreciation and interest expense(3)	1	1	2	3
Multiemployer pension plan withdrawal charges (benefit)(4)	1	—	1	(8)
Loss on debt extinguishment	—	—	3	7
Other retail expense(5)	1	1	1	—
Business transformation costs(6)	9	—	25	—
Tax impact of adjustments and adjusted effective tax rate(7)	(26)	(24)	(63)	(47)
Adjusted net (loss) income	$(14)	$78	$136	$295

Diluted weighted average shares outstanding	58.6	61.1	60.7	61.0
Adjusted EPS(8)	$(0.25)	$1.27	$2.23	$4.83

(1)Fiscal 2023 primarily reflects severance costs. Fiscal 2022 primarily reflects costs associated with advisory and transformational activities to position our business for further value-creation related to integration.
(2)Loss (gain) on sale of assets and other asset charges, as reflected here, does not include losses on sales of receivables under the accounts receivable monetization program, which are included in Loss (gain) on sale of assets and other asset charges on the Consolidated Statements of Operations and are not adjusted from Adjusted EPS. Fiscal 2023 includes a $25 million intangible asset impairment charge attributable to a rationalization of our brands portfolio in an effort to focus on our core private brand offerings. Fiscal 2022 primarily reflects the gain on sale of our Riverside, California distribution center in the third quarter of fiscal 2022.
(3)Reflects surplus, non-operating property depreciation and interest expense.
(4)Reflects adjustments to multiemployer pension plan withdrawal charge estimates.
(5)Fiscal 2023 reflects store closure charges and costs, operational wind-down and inventory charges. Fiscal 2022 reflects expenses associated with event-specific damages to certain retail stores.
(6)Reflects third-party costs primarily for business transformation initiatives, including network automation and optimization, commercial value creation, digital offering enhancement and infrastructure unification and modernization.
(7)Represents the tax effect of the pre-tax adjustments using an adjusted effective tax rate. The adjusted effective tax rate is calculated based on adjusted net income before tax, and its impact reflects the exclusion of changes to uncertain tax positions, valuation allowances, tax impacts related to the vesting of share-based compensation awards and discrete GAAP tax items which could impact the comparability of the operational effective tax rate. The Company believes using this adjusted effective tax rate will provide better consistency across the interim reporting periods since each of these discrete items can cause volatility in the GAAP tax rate that is not indicative of the true operations of the Company. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company’s effective tax rate on ongoing operations.
(8)Adjusted (loss) earnings per share amounts are calculated using actual unrounded figures.

Calculation of net debt to Adjusted EBITDA leverage ratio (unaudited)

(in millions, except ratios)	Fiscal Year Ended July 29, 2023
Current portion of long-term debt and finance lease liabilities	$18
Long-term debt	1,956
Long-term finance lease liabilities	12
Less: Cash and cash equivalents	(37)
Net carrying value of debt and finance lease liabilities	1,949
Adjusted EBITDA	$640
Adjusted EBITDA leverage ratio	3.0x

Reconciliation of Net cash provided by operating activities to Free cash flow (unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
(in millions)	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Net cash provided by operating activities	$222	$362	$624	$331
Payments for capital expenditures	(105)	(93)	(323)	(251)
Free cash flow	$117	$269	$301	$80

FISCAL 2024 GUIDANCE

Reconciliation of 2024 guidance for estimated Net loss attributable to United Natural Foods, Inc. to Adjusted net (loss) income and estimated Adjusted EPS (unaudited)

	Fiscal Year Ending August 3, 2024
	Low Range	Estimate	High Range
Net loss attributable to United Natural Foods, Inc.	$(110)		$(36)
Restructuring, acquisition and integration related expenses		2
LIFO charge		25
Business transformation costs		51
Tax impact of adjustments and adjusted effective tax rate(1)		(20)
Adjusted net (loss) income	$(52)		$22

Diluted weighted average shares outstanding	59		60
Adjusted (loss) / earnings per diluted share(2)	$(0.88)		$0.38

(1)The estimated adjusted effective tax rate excludes the potential impact of changes in uncertain tax positions, tax impacts related to the vesting of share-based compensation awards and valuation allowances. Refer to the reconciliation for adjusted effective tax rate.
(2)Adjusted (loss) earnings per share amounts as presented include rounding.

Reconciliation of 2024 guidance for Net loss attributable to United Natural Foods, Inc. to Adjusted EBITDA (unaudited)

	Fiscal Year Ending August 3, 2024
(in millions)	Low Range	Estimate	High Range
Net loss attributable to United Natural Foods, Inc.	$(110)		$(36)
Benefit for income taxes	(39)		(13)
LIFO charge		25
Interest expense, net		161
Depreciation and amortization		314
Share-based compensation and other		42
Net periodic benefit income, excluding service costs		(15)
Loss on sale of assets and other asset charges		19
Restructuring, acquisition and integration related expenses		2
Business transformation costs		51
Adjusted EBITDA	$450		$550

Reconciliation of estimated 2024 and actual 2023 and 2022 U.S. GAAP effective tax rate to adjusted effective tax rate (unaudited)

	Estimated Fiscal 2024	Actual Fiscal 2023	Actual Fiscal 2022
U.S. GAAP Effective Tax Rate	26%	(329)%	18%
Discrete quarterly recognition of GAAP items(1)	—%	270%	8%
Tax impact of other charges and adjustments(2)	—%	139%	—%
Changes in valuation allowances(3)	—%	(57)%	—%
Other(4)	—%	—%	—%
Adjusted Effective Tax Rate(4)	26%	23%	26%
Note: As part of the year-end reconciliation, we have updated the reconciliation of the fiscal 2023 GAAP effective tax rate for actual results.
(1)Reflects changes in tax laws, uncertain tax positions, the tax impacts related to the exercise of share-based compensation awards and any prior-year deferred tax or payable adjustments. This includes prior-year Internal Revenue Service or other tax jurisdiction audit adjustments.
(2)Reflects the tax impact of pre-tax adjustments that are excluded from pre-tax income when calculating adjusted EPS.
(3)Reflects changes in valuation allowances related to changes in judgment regarding the realizability of deferred tax assets or current year operations.
(4)The Company establishes an estimated adjusted effective tax rate at the beginning of the fiscal year based on the best available information. The Company re-evaluates its estimated adjusted effective tax rate as appropriate throughout the year and adjusts for any material changes. The actual adjusted effective tax rate at the end of the fiscal year is based on actual results and accordingly may differ from the estimated adjusted effective tax rate used during the year.